Exhibit 1A-2.1

State of Delaware STATE of DELAWARE Secretary of State CERTIFICATE of INCORPORATION Division of Corporations Delivered :16 AM 09/12/2024 A STOCK CORPORATION FILED :16 AM 09/12/2024 SR - File Number

FIRST - Name The name of the Corporation is: FirstVitals Inc SECOND - Registered Agent Its registered office in the State of Delaware is to be located at The Green, Ste D, in the City of Dover County of Kent Zip Code . The registered agent in charge thereof is Delaware Registered Agent Service LLC

THIRD - Purpose The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. FOURTH - Stock The amount of the total stock this corporation is authorized to issue is .000.000 shares (number of authorized shares) with a par value of $0,0001 per share. FIFTH - Incorporator The name and mailing address of the incorporator are as follows: Delaware Registered Agent Service LLC 8 The Green. Ste D. Dover, DE 19901 I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 12th day of September, A.D. 2024. Delaware Registered Agent Service LLC, Incorporator Kayden Jess, Assistant Secretary